Exhibit 99.1

CONSOL Energy Reports First Quarter Net Income of $116 million, or $0.50 per Diluted Share;
Marcellus Shale Production Increases by 94%;
Thermal Coal Cash Production Costs Fall to $36.50 Per Ton

PITTSBURGH (April 29, 2014) - CONSOL Energy Inc. (NYSE: CNX) reported first quarter net income of $116 million, or $0.50 per diluted share, compared to a net loss of $2 million, or ($0.01) per diluted share from the year-earlier quarter. Adjusted EBITDA1 from continuing operations was $310 million for the quarter ended March 31, 2014, compared to $207 million in the year-earlier quarter. Cash flow from operations in the just-ended quarter was $336 million, as compared to $268 million in the year-earlier quarter. There were no unusual items in the quarter ended March 31, 2014.

First Quarter 2014 Results (in millions)

Pre-Tax Income from Continuing Ops	$130
Income Taxes	(8)
Income from Continuing Ops	$122

Income from Discontinued Ops, net of tax	$(6)

Net Income	$116

The E&P Division grew production by 23% to 48.4 Bcfe in the just-ended quarter. Within this growth, higher margin Marcellus Shale production increased 94% to 20.7 Bcfe. As a result of the Marcellus growth, rising gas prices, and rising liquids production, all-in unit margins increased 145% to $1.89 per Mcfe from $0.77 per Mcfe in the year-earlier quarter. Gas price realizations increased, year-over-year, to $5.37 per Mcf from $4.21 per Mcf, while oil/NGL/condensate decreased to $53.95 per Bbl from $60.20 per Bbl, as the production of NGLs expanded faster than oil and condensate. Our unhedged gas price realizations improved to $5.71 per Mcf, versus NYMEX first-of-month settlements of approximately $4.94 per MMBtu.

In the Marcellus Shale, CONSOL Energy and its joint venture partner drilled 35 wells, completed 23 wells, and had 11 wells turned in line. In the Utica Shale, CONSOL Energy and its joint venture partner drilled 7 wells, completed 3 wells, and had 10 wells turned in line. A detailed schedule appears later in the release. CONSOL recently re-affirmed its 2014 natural gas production guidance range to 215 - 235 Bcfe. For 2015 and 2016, CONSOL has also reaffirmed annual production guidance increases of 30%.

In the quarter, CONSOL's active coal operations generated $213 million of cash before capital expenditures and depreciation, depletion, and amortization, as detailed later in the release. The thermal coal segment achieved cash production costs of $36.50 per ton, as detailed in a table later in the release.

CONSOL's fully-capitalized coal operations are poised to run for the next 20-30 years to meet the market. Over the past seven years, the company maintained an organic investment goal to re-capitalize the existing mines and build the BMX Mine. As a result of the nearly $2 billion of capital invested to create state of the art complexes, the mines will require mostly maintenance capital for the foreseeable future. Industry-leading managerial talent at this complex ensures that safety remains our top value, and that we continue to improve our cost competitiveness.

1The terms "Adjusted Pre-Tax Income" and "Adjusted EBITDA" are non-GAAP financial measures, which are defined and reconciled to the GAAP Pre-Tax Income and GAAP net income below, under the caption “Non-GAAP Financial Measures."

Exhibit 99.1

CONSOL continues to actively assess the monetization options for our midstream assets and expects to identify the highest NAV accretion impact and lowest execution risk of either sale or MLP within the next few months.

"CONSOL Energy is off to a strong start in 2014," stated Nick DeIuliis, CONSOL President. "Our E&P segment continues to grow production, to deliver more efficient drilling and completions results, and is becoming a larger contributor to our earnings. The Pennsylvania coal operations are poised for the coming decades to deliver a premium product to a strong thermal market, to operate at industry leading productivity and cost levels, and to contribute substantial free cash flow and earnings to the bottom line. As the current market environment for Buchanan low-vol metallurgical coal remains weak, it is increasingly likely we will forgo low margin sales opportunities, adjust 2014 production accordingly, and be well prepared for when that market turns to our favor."

E&P Division Operational Improvements and Drilling and Completion Results:

CONSOL continues to make great strides throughout the E&P division. In an effort to streamline communication and accountability, varying levels of leadership and disciplines throughout the E&P division have consolidated operations out of the company headquarters. This centralization has allowed for the establishment of asset teams that are directly responsible for successfully implementing and supervising the execution of the company’s growth strategy. The company continues to focus on reducing cycle time across drilling and completions.

In drilling, CONSOL increased air directional use, which reduced the number of days needed to drill the curve and vertical portions of a well. On the completions side, CONSOL is focused on increasing the number of stages per day and reducing the time it takes to rig-up and rig-down, drill-outs, and flowbacks. The company also continues to focus on enhanced production techniques and has removed bottlenecks from pipelines, as well as installed compression to increase production.

The table below summarizes the Marcellus Shale drilling and completion results during the first quarter:

	# Horizontal				Avg. Drilled
District	Rigs	Drilled	Completed	Turned In Line	Lateral Length (ft)	Counties
SW Pa.	2	7	5	—	8,919	Washington
Central Pa.	1	5	3	—	7,009	Westmoreland
W. Va.	1	4	—	4	6,704	Upshur, Barbour
Wet	5	19	15	7	7,703	Marshall, Ritchie, Tyler
Total	9	35	23	11	7,733

In the Marcellus Shale, the WFN3 pad in Majorsville came online during the quarter at a peak rate of 35 MMcfe/d from four wells averaging 7,500 lateral feet. One of the wells was completed using reduced stage and cluster spacing and experienced rates over 25 percent higher than similar wells on the same pad. Also during the quarter, two 8,000 foot lateral sections were drilled in less than 48 hours each, which is a 50 percent reduction in drilling time versus last year.

The table below summarizes the Utica Shale drilling and completion results during the first quarter:

	# Horizontal				Avg. Drilled
District	Rigs	Drilled	Completed	Turned In Line	Lateral Length (ft)	Counties
Noble County	1	1	2	6	4,798	Noble
Surrounding Core	3	6	1	4	7,119	Belmont, Harrison
Total	4	7	3	10	6,787

In the Utica Shale, CONSOL turned in line two three-well pads in Noble County, Ohio: NBL 11 and NBL 33. The wells are highly liquids rich and have displayed encouraging results. The pads are flowing into constrained lines through Blue Racer Midstream, and the wells are averaging around 70 Bbls of condensate and 50 Bbls of NGLs per million cubic feet of gas. CONSOL expects these wells to flow unconstrained sometime in the latter part of next quarter, following the completion of the midstream build out in Noble County.

The table below summarizes the quarterly comparison of key metrics for the E&P Division:

E&P DIVISION RESULTS — Quarter-to-Quarter Comparison

	Quarter	Quarter
	Ended	Ended
	March 31, 2014	March 31, 2013
Sales - Gas	$265.1	$138.8
Hedging Impact - Gas	(16.0)	23.8
Sales - Oil	2.2	1.7
Sales - NGLs	12.4	3.3
Sales - Condensate	3.5	1.1
Total Sales Revenue ($ MM)	$267.2	$168.7

Net Income Attributable to CONSOL Energy Shareholders	$46.9	$(0.1)
Net Cash Provided By (Used In) Operating Activities ($ MM)	$219.1	$190.0
Total Period Production (Bcfe)	48.4	39.2
Average Daily Production (MMcfe)	537.8	435.9
Capital Expenditures ($ MM)	$266.0	$207.1

CONSOL's E&P division production in the quarter came from the following categories:

	Quarter	Quarter
	Ended	Ended
	March 31, 2014	March 31, 2013	% Increase/(Decrease)
GAS
Marcellus Sales Volumes (Bcf)	19.2	10.2	88.2%
CBM Sales Volumes (Bcf)	19.8	20.7	(4.3)%
Shallow Oil and Gas Sales Volumes (Bcf)	5.7	7.0	(18.6)%
Other Sales Volumes (Bcf)	1.7	0.7	142.9%

LIQUIDS*
NGLs Sales Volumes (Bcfe)	1.6	0.4	300.0%
Oil Sales Volumes (Bcfe)	0.1	0.1	—%
Condensate Sales Volumes (Bcfe)	0.3	0.1	200.0%

TOTAL	48.4	39.2	23.5%
Production results are net of royalties. *NGLs, Oil, and Condensate are converted to Mcfe at the rate of one barrel equals six Mcf based upon the approximate relative energy content of oil and natural gas.

PRICE AND COST DATA PER MCFE — Quarter-to-Quarter Comparison:

The company experienced increased profitability within the E&P Division when compared with the quarter ended March 31, 2013. The average sales price increased by $1.22 per Mcfe. Unit costs increased by $0.10 per Mcfe, with $0.05 per Mcfe related to additional liquids being processed. Total depreciation, depletion, and amortization increased by a combined $0.13 per Mcfe, as more production from higher investment cost segments was in the mix. Higher volumes, conversely, spread fixed pipeline costs more broadly. Unit ad valorem, severance, and other taxes increased as a result of higher prices.

All-in unit costs in the Marcellus Shale were $3.18 per Mcfe in the just-ended quarter, or a decrease of $0.06 from the $3.24 per Mcfe in the year-earlier quarter. The decrease in unit costs was primarily related to the 94% increase in sales volumes during the just-ended quarter.

	Quarter	Quarter
	Ended	Ended
(Per Mcfe)	March 31, 2014	March 31, 2013
Average Sales Price - Gas	$5.71	$3.59
Hedging Impact - Gas	$(0.34)	$0.62
Average Sales Price - Oil*	$15.03	$13.17
Average Sales Price - NGLs*	$7.92	$8.39
Average Sales Price - Condensate*	$11.72	$13.12

Average Sales Price - Total Company	$5.52	$4.30
Costs - Production
Lifting	$0.60	$0.56
Ad Valorem, Severance and Other Taxes	0.21	0.12
DD&A	1.31	1.14
Total Production Costs	$2.12	$1.82
Costs - Gathering
Transportation	$0.57	$0.56
Operating Costs	0.54	0.67
DD&A	0.16	0.20
Total Gathering Costs	$1.27	$1.43

Gas Direct Administrative Selling & Other	$0.24	$0.28

Total Costs	$3.63	$3.53

Margin	$1.89	$0.77

*Oil, NGLs, and Condensate are converted to Mcfe at the rate of one barrel equals six Mcf based upon the approximate relative energy content of oil and natural gas, which is not indicative of the relationship of oil, NGLs, condensate, and natural gas prices.

Note: Costs − The line item "gas direct administrative, selling, & other" excludes general administration, incentive compensation, and other corporate expenses.

Gas Marketing and Transportation Update:

First quarter 2014 average dry gas prices, including the impact of our hedging program and net of basis, averaged $5.37 per Mcf. CONSOL's expansion into wet gas production areas provided a liquids value uplift of $0.15/Mcfe, bringing our overall average sales price to $5.52 per Mcfe. Our liquids volumes were 232% higher than in the 2013 first quarter. The continued growth of our wet gas production volumes will increase the uplift on our future average sales prices.
CONSOL Energy continues to develop a diversified portfolio of firm capacity options to support our three-year production growth plan. We benefit by the strategic location of our primary production areas in Southwestern Pennsylvania,

Northern West Virginia, and Eastern Ohio. These areas are served by a large concentration of major pipelines that provide us with the capacity to move our production to the major gas markets.
The company currently has a total of 1.3 Bcf per day of effective firm transportation capacity. This is comprised of 0.8 Bcf per day of firm capacity on existing pipelines, contracted volumes of 0.3 Bcf per day on several pipeline projects that will be completed over the next several years, and an additional 0.2 Bcf per day of long-term firm sales with a major customer that has their own firm capacity.  Our firm capacity portfolio will support all of the 2014 production and the majority of our projected volumes for the three-year plan. We are in active negotiations with several pipelines to extend our firm capacity coverage for the longer term. The average cost for the existing and committed firm capacity is approximately $0.23 per MMBtu.
In addition to firm capacity, we have developed a processing portfolio to support the projected volumes from our wet production areas. We have agreements to support the processing of over 115 MMcf per day of gross gas volumes growing to more than 380 MMcf per day in the next twelve months. These commitments are sufficient to cover our processing requirements for the next two years. We will continue to layer in processing capacity to support the liquids development plan.
Coal Division Results:

CONSOL's Coal Division had a successful quarter. The highlight was the start-up of the BMX Mine as the fifth longwall at the company's Pennsylvania Operations. Early in the quarter, the Enlow Fork Mine overland belt also began operation at the complex. Overland belts and new slopes enable coal to quickly exit a mine and travel above ground to the preparation plant, thereby boosting efficiency and productivity. During March, both Enlow Fork Mine and Bailey Mine set monthly production records. Recently, the Pennsylvania Operations loaded over 1,100 rail cars in a 24-hour period.

The low-vol Buchanan Mine in Virginia continues to operate in an efficient manner. Manpower, schedules, and production have been managed to match the current weak market environment. The reduced production levels will result in higher unit costs in the short-term. The mine is prepared for a return to higher production levels when market demand and pricing rebounds.

Coal production in the quarter consisted of 1.1 million tons of low-vol, 0.5 million tons of high-vol, and 6.5 million tons of thermal, for a total of 8.1 million tons. Of the thermal coal production, 6.0 million tons were from Northern Appalachia and 0.5 million tons were from Central Appalachia.

During the first quarter of 2014, CONSOL’s total coal inventory increased by 59,000 tons to 641,000 tons. Thermal coal inventory increased by 30,000 tons to 451,000 tons, while low-vol coal inventory increased by 29,000 tons, to 190,000 tons.

COAL DIVISION RESULTS BY PRODUCT CATEGORY - Quarter-To-Quarter Comparison

	Low-Vol	Low-Vol	High-Vol	High-Vol	Thermal	Thermal
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended	Ended
	March 31,	March 31,	March 31,	March 31,	March 31,	March 31,
	2014	2013	2014	2013	2014	2013

Beginning Inventory (millions of tons)	0.2	0.2	—	—	0.4	0.6
Coal Production (millions of tons)	1.1	1.3	0.5	0.7	6.5	5.4
Ending Inventory (millions of tons)	0.2	0.1	—	—	0.4	0.6
Sales - Company Produced (millions of tons)	1.1	1.4	0.5	0.7	6.4	5.4

Sales Per Ton	$76.80	$102.69	$56.35	$69.10	$65.17	$64.47

Beginning Inventory Cost Per Ton	$65.68	$86.38	$—	$—	$50.82	$50.86

Total Direct Costs Per Ton	$41.65	$37.83	$25.33	$36.74	$26.58	$29.31
Royalty/Production Taxes Per Ton	4.57	5.62	3.07	(0.07)	2.99	3.84
Direct Services to Operations Per Ton	5.86	4.70	3.62	7.50	4.19	5.64
Retirement and Disability Per Ton	5.70	5.18	2.73	3.60	2.74	2.88
DD&A Per Ton	8.57	8.40	5.06	6.87	4.95	5.46
Total Production Costs	$66.35	$61.73	$39.81	$54.64	$41.45	$47.13

Ending Inventory Cost Per Ton	$(65.47)	$(85.60)	$—	$—	$(43.57)	$(50.86)

Total Cost Per Ton Sold	$66.41	$64.42	$39.81	$54.64	$41.91	$47.13
Average Margin Per Ton Sold	$10.39	$38.27	$16.54	$14.46	$23.26	$17.34
Addback: DD&A Per Ton	$8.57	$8.40	$5.06	$6.87	$4.95	$5.46
Average Margin Per Ton, before DD&A	$18.96	$46.67	$21.60	$21.33	$28.21	$22.80
Cash Flow before Cap. Ex and DD&A ($MM)	$21	$65	$11	$15	$181	$123
Sales and production tons exclude CONSOL Energy's portion from equity affiliates and discontinued operations. Direct Costs per Ton include items such as labor and benefits, supplies, power, preparation costs, project expenses and gas well plugging costs. Direct Services to Operations Per Ton include items such as subsidence costs, direct administrative, selling expenses, permitting and compliance and asset retirement obligations. Retirement and Disability Per Ton Sold includes charges for pension, retiree medical and other employee related long-term liabilities. Sales tons times Average Margin Per Ton, before DD&A is meant to approximate the amount of cash generated for the low-vol, high-vol, and thermal coal categories. This cash generation will be offset by maintenance of production (MOP) capital expenditures. Table may not sum due to rounding.

In the low vol coal category, costs per ton were generally higher due to fewer tons being produced and sold. The converse was generally true in the thermal coal category. In the high vol category, lower unit costs in the just-ended quarter are largely a mix issue, as there were no higher-cost Central Appalachian tons sold as high vol.

Coal Marketing Update:

Low Vol: Buchanan shipped 1.1 million tons in the first quarter, of which 489,000 tons were shipped to China. Despite having an excellent cost position, CONSOL has elected to pull Buchanan tons from the Chinese market until evidence of positive price momentum occurs. The market is responding to this low price environment with production cuts, which should eventually lead to supply and demand balance.  CONSOL expects 2014 met (both low vol and high vol) shipments at around 6 million tons, well below the peak levels of 10.5 million tons in 2011 and our 15+ million tons of capacity.

High Vol: Bailey continues to participate in high vol markets and shipped 513,000 tons during the first quarter. CONSOL will continue to evaluate the markets and place Bailey tons where they receive the highest return.

Thermal: The winter of 2013/2014 has resulted in low coal and gas inventories. CONSOL expects to see strong coal and gas demand and increased pricing through 2014 and into 2015. A thermal NAPP spot market has been re-established with this recent cold winter weather.  The combination of low domestic coal and gas inventory levels, weak hydro-electric output, and higher natural gas prices are causing thermal coal buyers to seek higher contract levels to secure a higher coal burn in 2014 and 2015.

CONSOL Energy 2014 - 2016 Guidance:

Second quarter gas production, net to CONSOL, is expected to be approximately 50 – 52 Bcfe, while annual 2014 production guidance remains at 215 – 235 Bcfe. CONSOL Energy expects its 2015 and 2016 annual gas production to grow by 30%.

Total hedged natural gas production in the 2014 second quarter is 41.3 Bcf, at an average price of $4.58 per Mcf. CONSOL has begun to implement a dual-track approach to its gas hedging. The company will continue to use a formulaic approach to a base of hedges, but could layer-in additional opportunistic hedges to capture value from price spikes. CONSOL does not expect to hedge more than 80% of its estimated natural gas production for any given year. The annual gas hedge position for three years is shown in the table below:

E&P DIVISION GUIDANCE

	2014	2015	2016
Total Yearly Production (Bcfe) / % growth	215-235	+30%	+30%
Volumes Hedged (Bcf),as of 4/09/14	159.9*	79.4	72.0
Average Hedge Price ($/Mcf)	$4.58	$4.06	$4.16
* Includes 1st Quarter 2014 Actual Settlements of 35.1 Bcf.

The low vol guidance range for 2014 has been lowered from that shown three months ago in order to reflect a deterioration in pricing. For 2015, the low vol guidance was left unchanged from the previous guidance on the assumption that pricing will improve from current levels.

The thermal guidance for 2014 has increased from the previous guidance due to the strong start in both sales and production. The company believes that generators will be busy replenishing inventories that were drawn down due to the cold winter, which should translate into additional thermal sales opportunities. For 2015, thermal guidance was left unchanged.

COAL DIVISION GUIDANCE

	Q2 2014	2014	2015
Est. Total Coal Sales	8.1 - 8.5	31 - 33	33.6
Tonnage: Firm	7.9	28.6	12.5
Price: Sold (firm)	$62.11	$64.47	$68.90
Est. Low-Vol Met Sales	0.85 - 0.95	3.6 - 4.2	4.9
Tonnage: Firm	0.5	2.3	0.8
Est. High-Vol Met Sales	0.3	2.0	2.0
Tonnage: Firm	0.3	1.0	0.3
Est. Thermal Sales	7.1 +	26.2+/-	26.7
Tonnage: Firm	7.1	25.3	11.4

Note: While most of the data in the table are single point estimates, the inherent uncertainty of markets and mining operations means that investors should consider a reasonable range around these estimates. CONSOL has chosen not to forecast prices for open tonnage due to ongoing customer negotiations. Firm tonnage is tonnage that is both sold and priced, and excludes collared tons. CONSOL Energy has sold additional coal volumes that are not yet priced. Those volumes are excluded from this table. There are no collared tons in 2014. Collared tons in 2015 are 2.1 million tons, with a ceiling of $64.95 per ton and a floor of $55.99 per ton. Not included in the category breakdowns are the thermal tons from equity affiliate Harrison Resources and high vol and thermal tons from Western Allegheny Energy (WAE). Harrison Resources has 0.1 million tons for Q2 2014, and 0.4 million tons for all of 2014 and 2015. WAE has 0.1 million tons for Q2 2014, and 0.5 million tons and 0.6 million tons for all of 2014, and 2015, respectively.

Liquidity:
Total company liquidity as of March 31, 2014 was $2.1 billion, including cash of $314.1 million. For the quarter, total company net cash needs were only $13 million, as cash flows from operating activities of $336 million were just shy of the $349 million of cash used in investing and financing activities.

First quarter 2014 capital investments were $451 million, of which $266 million were for natural gas-related projects. The BMX Mine, which began operation in March, required $131 million in capital. In the last week of March, the company leased the BMX Mine's longwall shields, which effectively financed $75 million of the mine's $131 million of capital requirements.

As of March 31, 2014, CONSOL Energy had $1.2 billion in total liquidity, which is comprised of $299.3 million of cash, and $832.1 million available to be borrowed under its $1.0 billion bank facility. CONSOL Energy's credit facility has no borrowings. Outstanding letters of credit are $167.9 million.

As of March 31, 2014, CNX Gas Corporation had $920.1 million in total liquidity, which is comprised of $14.8 million of cash and $905.3 million available to be borrowed under its $1.0 billion bank facility. CNX Gas' credit facility has no borrowings. Outstanding letters of credit are $94.7 million.

Another source of funding began March 1, as CONSOL's joint venture partner began covering one-third of CONSOL's drilling and completion capital expenditures in the Marcellus Shale, pursuant to a 2011 agreement. CONSOL expects this drilling carry to reduce its $1.1 billion 2014 gas capital budget by approximately $200 million, if Henry Hub gas prices remain above $4.00 per MMBtu for the remainder of the year.

Subsequent to the end of the quarter, CONSOL Energy announced on April 16 the closing of its private placement of $1.6 billion of its 5.875% senior notes due 2022 . These notes are guaranteed by substantially all of CONSOL’s wholly-owned domestic restricted subsidiaries. Details of that private placement can be found in a release issued on that date.

About
CONSOL Energy Inc. (NYSE: CNX) is a Pittsburgh-based producer of natural gas and coal. The company is one of the largest independent natural gas exploration, development and production companies, with operations centered in the major shale formations of the Appalachian basin. CONSOL Energy deploys an organic growth strategy focused on rapidly developing its resource base. As of December 31, 2013, CONSOL Energy reported 5.7 trillion cubic feet equivalent of proved natural gas reserves. The company’s premium coals are sold to electricity generators and steel makers, both domestically and internationally. CONSOL Energy is a member of the Standard & Poor's 500 Equity Index and the Fortune 500. Additional information can be found at www.consolenergy.com.

Non-GAAP Financial Measures

Definition: EBIT is defined as earnings before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Adjusted EBITDA is defined as EBITDA after adjusting for the discrete items listed below. Although EBIT, EBITDA, and Adjusted EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating CONSOL Energy because it is widely used to evaluate a company's operating performance before debt expense and its cash or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT, EBITDA, or Adjusted EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies.

Reconciliation of EBIT, EBITDA and Adjusted EBITDA to financial net income attributable to CONSOL Energy Shareholders is as follows (dollars in 000):

	Three Months Ended
	March 31
	2014	2013
Net Income Attributable to CONSOL Energy Inc. Shareholders	$116,003	$(1,564)

Less: Net Income (Loss) Attributable to Discontinued Operations, net of tax	5,687	(1,903)
Add: Interest Expense	50,931	53,377
Less: Interest Income	(624)	(6,924)
Add: Income Taxes	8,489	(892)
Earnings Before Interest & Taxes (EBIT)	180,486	42,094

Add: Depreciation, Depletion & Amortization	129,116	111,578

Earnings Before Interest, Taxes and DD&A (EBITDA) from Continuing Operations	309,602	153,672

Adjustments:
Pension Settlement	—	27,115
CNX GAS Shareholder Settlement	—	20,200
Marcellus Title Defects	—	6,268
Total Pre-tax Adjustments	—	53,583

Adjusted Earnings Before Interest, Taxes and DD&A (Adjusted EBITDA) from Continuing Operations	$309,602	$207,255

Note: Income tax effect of Total Pre-tax Adjustments was ($0) and ($23,342) for the three months ended March 31, 2014 and March 31, 2013, respectively.

Cautionary Statements
Various statements in this release, including those that express a belief, expectation or intention, may be considered forward-looking statements (as defined in Section 21E of the Exchange Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words "believe," "intend," "expect," "may," "should," "anticipate," "could," "estimate," "plan," "predict," "project," or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this press release, if any, speak only as of the date of this press release; we disclaim any obligation to update these statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: deterioration in economic conditions in any of the industries in which our customers operate or a worldwide financial downturn; an extended decline in prices we receive for our gas, natural gas liquids and coal including the impact on gas prices of our gas operations being concentrated in Appalachia which has experienced a dramatic increase in gas production and decline in gas pricing relative to the benchmark Henry Hub prices; our customers extending existing contracts or entering into new long-term contracts for coal; the expiration or failure to extend existing long-term contracts; our reliance on major customers; our inability to collect payments from customers if their creditworthiness declines; the disruption of rail, barge, gathering, processing and transportation facilities and other systems that deliver our gas and coal to market; a loss of our competitive position because of the competitive nature of the gas and coal industries, or a loss of our competitive position because of overcapacity in these industries impairing our profitability; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion emissions; the impact of potential, as well as any adopted regulations relating to greenhouse gas emissions on the demand for natural gas and coal, as well as the impact of any adopted regulations on our coal mining operations due to the venting of coalbed methane which occurs during mining; the risks inherent in gas and coal operations being subject to unexpected disruptions, including geological conditions, equipment failure, timing of completion of significant construction or repair of equipment, fires, explosions, accidents and weather conditions which could impact financial results; decreases in the availability of, or increases in, the price of commodities and services used in our mining and gas operations, as well as our exposure under "take or pay" contracts we entered into with well service providers to obtain services of which if not used could impact our cost of production; obtaining and renewing governmental permits and approvals for our gas and coal gas operations; the effects of government regulation on the discharge into the water or air, and the disposal and clean-up of, hazardous substances and wastes generated during our coal and gas operations; the effects of stringent federal and state employee health and safety regulations, including the ability of regulators to shut down a well or mine; the potential for liabilities arising from environmental contamination or alleged environmental contamination in connection with our past or current gas and coal operations; the effects of mine closing, reclamation, gas well closing and certain other liabilities; uncertainties in estimating our economically recoverable gas and coal reserves; defects may exist in our chain of title and we may incur additional costs associated with perfecting title for gas or coal rights on some of our properties or failing to acquire these additional rights we may have to reduce our estimated reserves;the outcomes of various legal proceedings, which are more fully described in our reports filed under the Securities Exchange Act of 1934; the impacts of various asbestos litigation claims; increased exposure to employee related long-term liabilities; lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan exceeding total service and interest cost in a plan year; replacing our natural gas reserves, which if not replaced, will cause our gas reserves and gas production to decline; acquisitions that we may make in the future involve risks including the accuracy of our assessment of the acquired businesses and their risks, achieving any anticipated synergies, integrating the acquisitions and divestitures we may make may not occur or produce anticipated proceeds; existing and future gas joint ventures may restrict our operational and corporate flexibility, we may be materially impacted by actions taken by our joint venture partners and we may not realize anticipated benefits such as carried costs; our ability to acquire water supplies needed for gas drilling, or our ability to dispose of water used or removed from strata in connection with our gas operations at a reasonable cost and within applicable environmental rules; provisions of our debt agreements may restrict our flexibility and the risks associated with the degree to which we are leveraged; our hedging activities may prevent us from benefiting from price increases and may expose us to other risks; changes in federal or state income tax laws, particularly in the area of percentage depletion and intangible drilling costs, could cause our financial position and profitability to deteriorate; the risks in making strategic determinations, including the allocation of capital and other resources among our strategic opportunities may adversely affect our financial condition; failure by Murray Energy Corporation to satisfy the liabilities it assumed from us as well as to perform its obligations under various agreements; we may not be able to consummate a sale or MLP transaction of our gas midstream assets; and other factors discussed in the 2013 Form 10-K under “Risk Factors,” as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.

A registration statement relating to the securities of the MLP that would be sold in the offering has not been filed with the Securities and Exchange Commission or become effective. This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any securities. This announcement is being issued pursuant to, and in accordance with, Rule 135 under the Securities Act of 1933.

Contacts:

Investor: Dan Zajdel, at (724) 485-4169
Tyler Lewis, at (724) 485-3157

Media: Kate O'Donovan, at (724) 485-3097
Brian Aiello, at (724) 485-3078

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)	Three Months Ended
(Unaudited)	March 31,
Revenues and Other Income:	2014	2013
Natural Gas, NGLs and Oil Sales	$266,298	$167,842
Coal Sales	534,681	547,909
Other Outside Sales	69,287	68,684
Gas Royalty Interests and Purchased Gas Sales	30,219	15,562
Freight-Outside Coal	9,945	12,253
Miscellaneous Other Income	55,054	28,387
Gain on Sale of Assets	3,669	2,306
Total Revenue and Other Income	969,153	842,943
Costs and Expenses:
Exploration and Production Costs
Lease Operating Expense	29,243	22,014
Transportation, Gathering and Compression	53,782	48,433
Production, Ad Valorem, and Other Fees	10,187	4,569
Direct Administrative and Selling	11,653	11,086
Depreciation, Depletion and Amortization	71,729	52,988
Exploration and Production Related Other Costs	3,099	10,489
Production Royalty Interests and Purchased Gas Costs	26,096	12,765
Other Corporate Expenses	26,164	25,393
General and Administrative	17,364	8,590
Total Exploration and Production Costs	249,317	196,327
Coal Costs
Operating and Other Costs	326,849	335,015
Royalties and Production Taxes	26,488	28,439
Direct Administrative and Selling	11,294	10,884
Depreciation, Depletion and Amortization	56,063	57,190
Freight Expense	9,945	12,253
General and Administrative Costs	12,513	9,301
Other Corporate Expenses	19,295	19,915
Total Coal Costs	462,447	472,997
Other Costs
Miscellaneous Operating Expense	74,549	123,035
General and Administrative Costs	406	423
Depreciation, Depletion and Amortization	1,324	1,400
Interest Expense	50,931	53,377
Total Other Costs	127,210	178,235
Total Costs And Expenses	838,974	847,559
Earnings (Loss) Before Income Tax	130,179	(4,616)
Income Taxes	8,489	(892)
Income (Loss) From Continuing Operations	121,690	(3,724)
(Loss) Income From Discontinued Operations, net	(5,687)	1,903
Net Income (Loss)	116,003	(1,821)
Less: Net Income Attributable to Noncontrolling Interests	—	257
Net Income (Loss) Attributable to CONSOL Energy Shareholders	$116,003	$(1,564)

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(CONTINUED)

(Dollars in thousands, except per share data)	Three Months Ended
(Unaudited)	March 31,
Earnings (Loss) Per Share	2014	2013
Basic
Income (Loss) from Continuing Operations	$0.53	$(0.02)
(Loss) Income from Discontinued Operations	(0.02)	0.01
Total Basic Earnings (Loss) Per Share	$0.51	$(0.01)
Dilutive
Income (Loss) from Continuing Operations	$0.53	$(0.02)
(Loss) Income from Discontinued Operations	(0.03)	0.01
Total Dilutive Earnings (Loss) Per Share	$0.50	$(0.01)

Dividends Paid Per Share	$0.0625	$—

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended
(Dollars in thousands)	March 31,
(Unaudited)	2014	2013
Net Income (Loss)	$116,003	$(1,821)
Other Comprehensive Income (Loss):
Actuarially Determined Long-Term Liability Adjustments (Net of tax: ($2,985), ($28,250))	5,119	45,757
Net Decrease in the Value of Cash Flow Hedges (Net of tax: $30,856, $11,984)	(46,965)	(18,595)
Reclassification of Cash Flow Hedges from OCI to Earnings (Net of tax: ($10,951), $13,966)	16,313	(22,713)

Other Comprehensive (Loss) Income	(25,533)	4,449

Comprehensive Income	90,470	2,628

Less: Comprehensive Income Attributable to Noncontrolling Interest	—	257

Comprehensive Income Attributable to CONSOL Energy Inc. Shareholders	$90,470	$2,885

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(Dollars in thousands)	March 31, 2014	December 31, 2013
ASSETS
Current Assets:
Cash and Cash Equivalents	$314,087	$327,420
Accounts and Notes Receivable:
Trade	355,606	332,574
Notes Receivable	25,909	25,861
Other Receivables	239,848	243,973
Inventories	156,185	157,914
Deferred Income Taxes	265,226	211,303
Recoverable Income Taxes	4,434	10,705
Prepaid Expenses	97,541	135,842
Total Current Assets	1,458,836	1,445,592
Property, Plant and Equipment:
Property, Plant and Equipment	13,850,618	13,578,509
Less—Accumulated Depreciation, Depletion and Amortization	4,245,627	4,136,247
Total Property, Plant and Equipment—Net	9,604,991	9,442,262
Other Assets:
Investment in Affiliates	309,125	291,675
Notes Receivable	95	125
Other	211,428	214,013
Total Other Assets	520,648	505,813
TOTAL ASSETS	$11,584,475	$11,393,667

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(Dollars in thousands, except per share data)	March 31, 2014	December 31, 2013
LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable	$506,584	$514,580
Current Portion of Long-Term Debt	12,058	11,455
Other Accrued Liabilities	637,305	565,697
Current Liabilities of Discontinued Operations	14,400	28,239
Total Current Liabilities	1,170,347	1,119,971
Long-Term Debt:
Long-Term Debt	3,115,175	3,115,963
Capital Lease Obligations	46,166	47,596
Total Long-Term Debt	3,161,341	3,163,559
Deferred Credits and Other Liabilities:
Deferred Income Taxes	304,404	242,643
Postretirement Benefits Other Than Pensions	960,197	961,127
Pneumoconiosis Benefits	111,566	111,971
Mine Closing	320,270	320,723
Gas Well Closing	177,576	175,603
Workers’ Compensation	71,358	71,468
Salary Retirement	42,506	48,252
Reclamation	39,587	40,706
Other	133,036	131,355
Total Deferred Credits and Other Liabilities	2,160,500	2,103,848
TOTAL LIABILITIES	6,492,188	6,387,378
Stockholders’ Equity:
Common Stock, $.01 Par Value; 500,000,000 Shares Authorized, 229,829,983 Issued and Outstanding at March 31, 2014; 229,145,736 Issued and Outstanding at December 31, 2013	2,301	2,294
Capital in Excess of Par Value	2,385,545	2,364,592
Preferred Stock, 15,000,000 shares authorized, None issued and outstanding	—	—
Retained Earnings	3,055,091	2,964,520
Accumulated Other Comprehensive Loss	(350,650)	(325,117)
Total CONSOL Energy Inc. Stockholders’ Equity	5,092,287	5,006,289
TOTAL LIABILITIES AND EQUITY	$11,584,475	$11,393,667

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Dollars in thousands, except per share data)	Common Stock	Capital in Excess of Par Value	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Common Stock in Treasury	Total CONSOL Energy Inc. Stockholders’ Equity
December 31, 2013	$2,294	$2,364,592	$2,964,520	$(325,117)	$—	$5,006,289
(Unaudited)
Net Income	—	—	116,003	—	—	116,003
Other Comprehensive Loss	—	—	—	(25,533)	—	(25,533)
Comprehensive Income (Loss)	—	—	116,003	(25,533)	—	90,470
Issuance of Common Stock	7	4,969	—	—	—	4,976
Treasury Stock Activity	—	—	(11,081)	—	—	(11,081)
Tax Cost From Stock-Based Compensation	—	92	—	—	—	92
Amortization of Stock-Based Compensation Awards	—	15,892	—	—	—	15,892
Dividends ($0.0625 per share)	—	—	(14,351)	—	—	(14,351)
Balance at March 31, 2014	$2,301	$2,385,545	$3,055,091	$(350,650)	$—	$5,092,287

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)	Three Months Ended
(Unaudited)	March 31,
Operating Activities:	2014	2013
Net Income (Loss)	$116,003	$(1,821)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided By Continuing Operating Activities:
Net Loss (Income) from Discontinued Operations	5,687	(1,903)
Depreciation, Depletion and Amortization	129,116	111,578
Stock-Based Compensation	15,892	26,069
Gain on Sale of Assets	(3,669)	(2,176)
Deferred Income Taxes	8,149	305
Equity in Earnings of Affiliates	(7,450)	(4,797)
Changes in Operating Assets:
Accounts and Notes Receivable	(22,231)	27,137
Inventories	1,729	30,732
Prepaid Expenses	15,493	8,676
Changes in Other Assets	354	10,858
Changes in Operating Liabilities:
Accounts Payable	16,595	(26,474)
Accrued Interest	51,233	50,307
Other Operating Liabilities	18,260	(27,755)
Changes in Other Liabilities	3,655	6,236
Other	1,125	6,706
Net Cash Provided by Continuing Operations	349,941	213,678
Net Cash (Used in) Provided by Discontinued Operating Activities	(13,839)	54,603
Net Cash Provided by Operating Activities	336,102	268,281
Cash Flows from Investing Activities:
Capital Expenditures	(451,009)	(349,817)
Change in Restricted Cash	—	48,294
Proceeds from Sales of Assets	125,528	74,623
Net Investments In Equity Affiliates	(10,000)	(12,500)
Net Cash Used in Investing Activities in Continuing Operations	(335,481)	(239,400)
Net Cash Used in Investing Activities in Discontinued Operations	—	7,858
Net Cash Used in Investing Activities	(335,481)	(231,542)
Cash Flows from Financing Activities:
Payments on Miscellaneous Borrowings	(4,670)	(27,451)
Proceeds from Securitization Facility	—	(7,727)
Tax Benefit from Stock-Based Compensation	92	730
Dividends Paid	(14,351)	—
Issuance of Common Stock	4,976	909
Issuance of Treasury Stock	(1)	—
Debt Issuance and Financing Fees	—	131
Net Cash Used in Financing Activities in Continuing Operations	(13,954)	(33,408)
Net Cash Used in Financing Activities in Discontinued Operations	—	(150)
Net Cash Used in Financing Activities	(13,954)	(33,558)
Net (Decrease) Increase in Cash and Cash Equivalents	(13,333)	3,181
Cash and Cash Equivalents at Beginning of Period	327,420	21,861
Cash and Cash Equivalents at End of Period	$314,087	$25,042